UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Secure Computing Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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This filing consists of an email message sent to Secure Computing Corporation customers.

Dear Secure Computing Customer,

I am very pleased to inform you that McAfee, Inc. has announced its intention to acquire Secure Computing Corporation. McAfee is the industry’s largest dedicated security company and an industry leader in security risk management with the most comprehensive and integrated product offerings.

This pending acquisition represents a great win for Secure Computing and our customer and channel partners. The combination will produce a company with an unrivaled security product portfolio and an organization with deep expertise in this rapidly growing market. Upon the addition of Secure Computing’s products and services, McAfee will be able to deliver the industry’s most complete network security portfolio, covering intrusion prevention, firewall, Web security, email security, data protection and network access control for small and mid-sized customers to the world’s largest enterprises. This will allow McAfee to offer a breadth and depth of technology on the endpoint, at the network and “in the cloud,” which its competition simply will be unable to match.

Secure Computing customers will benefit from:

•	broader product offerings and a comprehensive set of solutions that can help customers protect their critical Web, email and network assets

•	the resources of a global security company

•	increased investments in technology and development and continued support for customer’s existing investments in Secure Computing solutions

Over the years, you have supported us with your business and helped us by guiding our product development and company strategy. It is because of this, that our solutions protect much of the critical infrastructure in many global enterprises and we are considered a leader in each of our major lines of business: firewalls for high assurance networks, Web security and email security.

I’d like to emphasize that we will continue business as usual through the close of the acquisition, which is expected to take place in the fourth quarter of 2008. Please continue to use the same channels you have been using to do business with us. We will follow up with further communications as we work through the details of this exciting pending acquisition.

For Secure Computing, it has always been about you, the customer. We are here because of you and we will not lose that focus. Please do not hesitate to reach out to your local point of contact or directly to me or members of my senior management team.

Conference call replay details:

McAfee hosted a conference call today at 5:30 a.m. Pacific, 8:30 a.m. Eastern to discuss the acquisition. A replay of the call is available until October 6, 2008 by calling (800) 642-1687 (United States toll-free) or (706) 645-9291 (international).

Thank you for your continued support.

Sincerely,

Dan Ryan

IMPORTANT INFORMATION

Secure Computing Corporation (“Secure Computing”) intends to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant materials in connection with its proposed acquisition by McAfee, Inc. (“McAfee”). The proxy statement will be mailed to the stockholders of Secure Computing. Before making any voting or investment decision with respect to the transaction, investors and security holders of Secure Computing are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the transaction, Secure Computing and McAfee. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC from Secure Computing’s investor relations website at www.securecomputing.com/invest.cfm or by writing its investor relations department at 55 Almaden Boulevard, Suite 500 San Jose, CA 95113.

INFORMATION REGARDING PARTICIPANTS

Secure Computing and its officers and directors may be deemed to be participants in the solicitation of proxies from Secure Computing’s stockholders with respect to the transaction. A description of any interests that these officers and directors have in the transaction will be available in the proxy statement. In addition, McAfee may be deemed to have participated in the solicitation of proxies from Secure Computing’s stockholders in favor of the approval of the Agreement and Plan of Merger. Information concerning McAfee’s directors and executive officers is set forth in McAfee’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on June 26, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to McAfee’s investor relations page on its corporate website at www.mcafee.com.